Exhibit 77I

TERMS OF NEW OR AMENDED SECURITIES

On July 22, 2016, the Registrant issued $300,000,000 senior notes (“Notes”) in a private placement. The Notes rank at least pari passu with the Registrant’s other indebtedness, including borrowings under its credit facility. The Notes are secured by a lien on all assets of the Registrant of every kind, including all securities and all other investment property, equal and ratable with the liens securing the credit facility. The Registrant is prohibited from declaring dividends on its capital stock at any time when it fails to meet required Investment Company Act and rating agency asset coverages or when there is an event of default on the Notes.

Definitive terms of the Notes follow:

	Series A	Series B
Tenor	7 years	10 years
Tranche Size	$100,000,000	$200,000,000
Issuance Date	July 22, 2016	July 22, 2016
Maturity Date	July 22, 2023	July 22, 2026
Interest Payment Frequency	Semi-Annual	Semi-Annual
Interest Payment Dates	22nd of Jan and Jul	22nd of Jan and Jul
First Interest Payment Date	Jan 22, 2017	Jan 22, 2017
Benchmark Rate Used	T 1⅝ May, 2023	T 1⅝ May, 2026
Benchmark Rate at Pricing	1.41%	1.60%
Credit Spread	1.35%	1.40%
Interest Rate	2.76%	3.00%
Price	Par	Par
Call Provision	Treasury + 0.50%	Treasury + 0.50%